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                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

        We hereby consent to the use in this Registration Statement on Form S-4 of TeleCorp PCS, Inc. of our report, dated March 10, 2000, except for paragraphs two through four of Note 20 for which the date is April 27, 2000 and paragraph one of Note 20 for which the date is July 11, 2000 relating to the consolidated financial statements of TeleCorp PCS, Inc. and Subsidiaries and Predecessor Company and our report dated May 10, 2000 relating to the consolidated balance sheet of TeleCorp-Tritel Holding Company, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

McLean, Virginia
July 12, 2000